UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2012

VISCOUNT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

000-49746
(Commission File Number)

Nevada	88-0498181
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

4585 Tillicum Street, Burnaby, British Columbia, Canada V5J 5K9
(Address of principal executive offices) (Zip Code)

(604) 327-9446
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On June 7, 2012, Viscount Systems, Inc. completed a sale of 1,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “A Shares”), at a purchase price of $1,000 and a stated value of $1,000 per A Share, and for no additional consideration, an issuance of 12,285,012 share purchase warrants (the “Warrants”) of the Company for gross proceeds of $1,000,000. Each Warrant is exercisable to acquire a common share of the Company at a price of $0.08 per share for a period of 5 years from the closing date. The Warrants may be exercised on a cashless basis. The A Shares are convertible, at the option of the holders, into 24,570,024 shares of common stock of the Company at a conversion price of $0.0407 per share, subject to adjustment provisions. See Item 3.03 below for additional information on the A Shares.

In connection with the offering, the Company paid to a registered broker-dealer a cash commission of $100,000 and issued share purchase warrants (the “Agent Warrants”) to acquire 2,457,002 shares of common stock of the Company. Each Agent Warrant is exercisable to acquire one common share of the Company at a price of $0.05 per share for a period of 5 years from the closing date. The warrants may be exercised on a cashless basis.

The securities were sold to institutional investors and a registered broker-dealer pursuant to the exemption from registration of Section 4(2) of the United States Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder.

Item 3.03 Material Modification to Rights of Security Holders.

On June 5, 2012, Viscount Systems, Inc. filed a Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock (the “Certificate of Designation”) creating 3,000 shares of preferred stock designated as “Series A Convertible Redeemable Preferred Stock”. All shares of common stock are of junior rank to A Shares in regards to liquidation, dissolution, and winding up of the Company.

The Series A Shares are convertible, at the option of the holders, into shares of common stock of the Company, subject to adjustment provisions, at a conversion price determined in accordance with the Certificate of Designation. Conversion of the A Shares cannot result in a holder holding greater than 4.99% of the outstanding common stock of the Company unless notice of conversion is provided by the holder at least 61 days in advance of the conversion date.

In accordance with the Certificate of Designation, the A Shares will have certain rights, preferences and privileges, including the following:

  the holders of A Shares are entitled to vote as a class on certain prescribed matters affecting the rights of the holders of A Shares. In addition, the holders of A Shares are entitled to vote together with the holders of shares of common stock subject to a voting restriction of 4.99% per holder of all of the shares of common stock of the Company outstanding at such time;

  the holders of A Shares are entitled to receive dividends payable in cash and/or A Shares at a rate of 8% per A Share per annum on the stated value, payable quarterly. The declaration of the dividends in A Shares is subject to compliance with prescribed equity conditions and pricing provisions set forth in the Certificate of Designation;

  the holders of A Shares are entitled to be paid 125% of the stated value of the A Shares, plus all accrued, but unpaid dividends on A Shares, upon liquidation or dissolution of the Company, including certain forms of mergers and acquisitions, in priority to any payment to the holders of shares of common stock; and

  the A Shares may be redeemed by the holders for 150% of their stated value, plus all accrued, but unpaid dividends on A Shares, on the occurrence of certain events.

The foregoing is a summary only and the complete rights, preferences and privileges of the A Shares are set forth in the Certificate of Designation.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 5, 2012, the Company filed the Certificate of Designation with the Nevada Secretary of State to authorize the designation and issuance of 1,000 shares of Series A Convertible Redeemable Preferred Stock. The Certificate of Designation is attached hereto as Exhibit 4.1 and incorporated herein by reference.

The Certificate of Designation became effective upon filing with the Nevada Secretary of State.

Item 9.01 Financial Statements and Exhibits.

4.1	Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viscount Systems, Inc.
Date	June 11, 2012	(Registrant)

/s/ Stephen Pineau
Stephen Pineau, President